Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Units of Beneficial Interest

in

Hugoton Royalty Trust

at

$0.20 Net Per Unit

Pursuant to the Offer to Purchase Dated April 1, 2020

by

XTO Energy Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 PM, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, APRIL 28, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

April 1, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

XTO Energy Inc., a Delaware corporation (the “Offeror”), is making an offer to purchase all outstanding units of beneficial interest (the “Units”), in Hugoton Royalty Trust, a Texas express trust (the “Trust”), at a purchase price of $0.20 per Unit (the “Offer Price”), net to the seller in cash, without interest, subject to any withholding of taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 1, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Units registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Units registered in your name or in the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.	The related Letter of Transmittal for your use in accepting the Offer and tendering Units and for the information of your clients.

3.

Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Units and all other required documents cannot be delivered to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

4.

A letter that may be sent to your clients for whose accounts you hold Units registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	IRS Form W-9 and instructions providing information relating to U.S. federal income tax withholding.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 PM, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, APRIL 28, 2020, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, immediately prior to the expiration of the Offer, a number of Units that represents at least 80% of the Units then outstanding as of the date and time at which the acceptance for payment of Units pursuant to and subject to the Offer occurs (the “Minimum Condition”). This and other conditions to the Offer are described in Section 15 of the Offer to Purchase.

The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than to Georgeson LLC (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Units pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers.

The Offeror will pay all unit transfer taxes applicable to its purchase of Units pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal or, in the case of Units held of record in book-entry form by a clearing corporation as nominee, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Units should be delivered or such Units should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

If holders of Units wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase. However, Units tendered by notice of guaranteed delivery will be excluded from the determination of whether the Minimum Condition has been satisfied, unless such Units and other required documents are received by the Depositary by the Expiration Date.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE OFFEROR, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.